Filed pursuant to Rule 424(b)(3)
                                                     Registration No. 333-127666

PROSPECTUS

                             MEDIS TECHNOLOGIES LTD.

                         373,543 Shares of Common Stock

                             -----------------------

     This prospectus relates to the offer and sale from time to time of up to 373,543 shares of our common stock by the persons described in this prospectus, whom we call the "selling stockholders." Of such shares, 20,000 shares may be issued upon exercise of outstanding common stock purchase warrants. We are registering these shares as required by the terms of registration rights agreements or arrangements between us and the selling stockholders. Such registration does not mean that the selling stockholders will actually offer or sell any of these shares, or that any of the warrants will be exercised by the holders thereof. We will receive no proceeds from the sale of any of these shares if they are sold by the selling stockholders; however, we will receive an aggregate of $107,000 if the warrants are exercised in full.

     Our common stock is currently traded on The Nasdaq National Market under the symbol "MDTL." The closing price of our common stock on August 16, 2005 was $16.51 per share.

     THIS INVESTMENT INVOLVES RISKS. YOU SHOULD REFER TO THE DISCUSSION OF RISK FACTORS, BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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                                September 7, 2005

                                TABLE OF CONTENTS

                                                                          PAGE


SUMMARY.....................................................................1
RISK FACTORS................................................................3
FORWARD LOOKING STATEMENTS..................................................8
SELLING STOCKHOLDERS........................................................9
PLAN OF DISTRIBUTION........................................................9
LEGAL MATTERS..............................................................10
EXPERTS....................................................................10
AVAILABLE INFORMATION......................................................11
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................11

                                     SUMMARY

     THE FOLLOWING SUMMARY DOES NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU IN MAKING A DECISION TO ACQUIRE OUR COMMON STOCK. FOR A MORE COMPLETE UNDERSTANDING OF OUR COMPANY AND OUR COMMON STOCK, YOU SHOULD READ THE ENTIRE PROSPECTUS, INCLUDING THE RISKS DESCRIBED UNDER "RISK FACTORS," AND THE DOCUMENTS INCORPORATED IN THIS PROSPECTUS BY REFERENCE.

                                    OVERVIEW

     Our primary business focus is on the development, manufacturing, marketing and distribution of direct liquid fuel cell products to power and charge portable electronic devices, such as most cell phones (including the most advanced "3G" cell phones with a full range of functionality), digital cameras, PDAs (both for personal and professional use, including wireless versions with e-mail capability), MP3 players, hand-held video games and other devices with similar power requirements, as well as a broad array of military devices.

     Our first  planned  consumer  fuel cell  product,  which we call our "Power
Pack," is a disposable, portable auxiliary power source capable of providing power to operate and charge many of the most advanced portable electronic devices. When a device's battery is running low or is discharged, the Power Pack allows the continued use of the device while at the same time charging the battery. When the Power Pack has depleted its fuel, it can be disposed of by the consumer. By contrast, the military product we are developing and what we anticipate will be a second generation consumer product, is refuelable rather than disposable. When the fuel in those Power Packs is depleted, the user employs a removable fuel cartridge that replaces the fuel and the electrolyte in a matter of seconds.

     We are seeking to exploit commercially a medical diagnostic tool called the CellScan, which is a static cytometer--an instrument for measuring reactions of living cells while the cells are in a static state. Furthermore, we own patents or other intellectual property rights to other proprietary technologies, some of which we are seeking to develop for commercial exploitation, including our explosive detector device.

     We are a Delaware corporation organized in April 1992. Our principal executive offices are located at 805 Third Avenue, New York, New York 10022. Our telephone number is (212) 935-8484. Our website is located at www.medistechnologies.com. The information on our website is not a part of this prospectus. All of our operating and research facilities are located in the State of Israel.

                               RECENT DEVELOPMENTS

     On July 26, 2005, we completed a private offering of $38,000,000 aggregate principal amount of 6% senior convertible notes due 2010. On August 2, 2005, we completed a private offering of an additional $11,000,000 aggregate principal amount of 6% senior convertible notes due 2010, of which $7,000,000 aggregate principal amount of notes were issued pursuant to the exercise of an option granted to the initial purchaser as part of the $38,000,0000 offering, and the remaining $4,000,000 aggregate principal amount of notes were issued and sold directly to a group of affiliated investors.

     On July 28, 2005, we announced that ASE International, which is a distributor focusing on drugstores, convenience stores, department stores and airport and duty free shops, issued to us a purchase order totaling over $57,000,000 for delivery of 200,000 Power Packs a month for the first year of availability from our production and 400,000 Power Packs a month for the second year of production. We will not derive any revenues under the purchase order unless and until we commence large-scale manufacturing of the Power Pack, which is expected to commence during the last quarter of 2006.

                                  THE OFFERING

Common stock offered for sale
by the selling stockholders......................      373,543 shares (1)

Common stock to be outstanding
after this offering..............................      27,628,346 shares (1)(2)
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(1)  Includes 20,000 shares of common stock underlying warrants.
(2) Based upon our issued and outstanding shares of common stock as of August 15, 2005. This number excludes 1,404,990 and 2,817,891 shares of our common stock which are issuable upon exercise of our outstanding warrants and options under our stock option plan, respectively. An additional 547,000 shares are reserved for future grants under our stock option plan.

                                  RISK FACTORS

     YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS, AS WELL AS OTHER INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED IN THIS PROSPECTUS BY REFERENCE, BEFORE YOU DECIDE WHETHER TO PURCHASE SHARES OF OUR COMMON STOCK.

WE HAVE HAD LIMITED REVENUES SINCE INCEPTION AND NONE IN 1999, 2000, 2001 AND 2004, AND WE CANNOT PREDICT WHEN WE WILL ACHIEVE PROFITABILITY.

     We have not been profitable and cannot predict when we will achieve profitability. We have experienced net losses since our inception in April 1992. We, on a consolidated basis with our subsidiaries, have had limited revenues since inception and none in 1999, 2000, 2001 and 2004. Our ability to generate cash is subject to the successful development and commercialization of our fuel cell technologies as well as general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We are unable to determine when we will generate significant revenues from the sale of any of our planned products. Accordingly, we cannot assure you that our business will generate sufficient cash flows from operations to fund any of our liquidity needs, including payment of principal and interest on our outstanding indebtedness.

     We cannot predict when we will achieve profitability, if ever. Our inability to become profitable may force us to curtail or temporarily discontinue our research and development programs and our day-to-day operations. Furthermore, there can be no assurance that profitability, if achieved, can be sustained on an ongoing basis. As of June 30, 2005, we had an accumulated deficit of approximately $133,894,000.

WE MAY NEVER COMPLETE THE DEVELOPMENT OF COMMERCIALLY ACCEPTABLE FUEL CELL PRODUCTS OR DEVELOP ANY OF OUR OTHER TECHNOLOGIES INTO COMMERCIALLY ACCEPTABLE PRODUCTS.

     We do not know for certain when or whether we will successfully complete the development of commercially acceptable fuel cell products for our target markets, or develop any of our other technologies into commercially acceptable products. We continue to seek to improve our fuel cell technologies, particularly in the areas of energy capacity, power density, stability of power output, operating time, reduction of size and weight as well as the temperature conditions under which the fuel cells can operate. We also seek to improve the engineering design of our fuel cells and refill cartridges before we are able to produce a commercially acceptable product.

     Developing any technology into a marketable product that the consumer will desire to purchase is a risky, time consuming and expensive process. You should anticipate that we will encounter setbacks, discrepancies requiring time consuming and costly redesigns and changes and that there is the possibility of outright failure.

WE MAY NOT MEET OUR PRODUCT DEVELOPMENT AND COMMERCIALIZATION MILESTONES AND TIME TABLES.

     We establish milestones and time tables, based upon our expectations regarding our technologies, plans and programs at that time, which we use to assess our progress toward developing and delivering into the market place commercially acceptable fuel cell product. These milestones relate to technology and design improvements as well as to dates for achieving large scale production and marketing goals. If our products exhibit technical defects or are unable to meet cost or performance goals, including levels and stability of power output, useful life and reliability, or if our production cannot be achieved in time our commercialization schedule could be delayed and third parties who are collaborating with us to manufacture or market our fuel cell products may decline to continue that collaboration. Furthermore, potential purchasers of our initial commercial products may lose interest or may opt to purchase alternative technologies.

     Generally, we have made technological advances and established production and distribution relationships that met our time table and milestone schedules. We can give no assurance that our commercialization schedule will continue to be met as we further develop our fuel cell products, or any of our other technologies or products.

CUSTOMERS WILL BE UNLIKELY TO BUY OUR FUEL CELL PRODUCTS UNLESS WE CAN DEMONSTRATE THAT THEY CAN BE PRODUCED FOR SALE TO CONSUMERS AT ATTRACTIVE PRICES.

     To date, we have focused primarily on research and development of our fuel cell technologies and are only at the early stages of production engineering for large scale production of our fuel cell products. Consequently, we have no experience in the final stages of manufacturing our fuel cell products on a commercial basis. We plan to initially manufacture a limited number of our fuel cell products at our own facilities and move to third-party contract manufacturers for high-volume production. We can offer no assurance that either we, our contract manufacturers or any other party we partner with to
volume-produce  our  products  will  develop  efficient,   automated,   low-cost
manufacturing capabilities and processes to meet the quality, price, engineering, design and production standards or production volumes required to successfully mass market our fuel cell products. Even if we or our contract manufacturers are successful in developing such manufacturing capability and processes, we do not know whether we or they will be timely in meeting our product commercialization schedule or the production and delivery requirements of potential customers. A failure to develop such manufacturing processes and capabilities could have a material adverse effect on our business and financial results.

     The price of our fuel cell products is dependent largely on material and other manufacturing costs. We are unable to offer any assurance that either we or a contract manufacturer will be able to reduce costs to a level which will allow production of a competitive product that the consumer finds attractive or that any product produced using lower cost materials and manufacturing processes will not suffer from a reduction in performance, reliability and longevity. Furthermore, although we have estimated a pricing structure for our fuel cell products, we can give no assurance that these estimates will be correct in light of any manufacturing process we adopt or distribution channels we use.

     Furthermore, our contemplated program for the volume production of our fuel cell products would require us to manufacture the electrodes, catalysts and fuel internally and deliver same to our proposed contract manufacturer. Although we have established electrode production operations in our facility in Israel, we have not ascertained whether we are capable of production of any of that or any other components at a large enough scale to adequately supply those components in sufficient volume, or if those components will meet or surpass the manufacturing standards necessary for a successful final product.

A COMMERCIALLY ACCEPTABLE MARKET FOR OUR FUEL CELL PRODUCTS MAY NEVER DEVELOP OR MAY TAKE LONGER TO DEVELOP THAN WE ANTICIPATE.

     A commercially acceptable market may never develop for our fuel cell products or any of our other technologies, or may develop more slowly than we anticipate. Our fuel cell products represent a new market product, and we do not know with certainty to what extent, if any, end-users will want to purchase and use them. The development of a commercially acceptable market for our fuel cell products may be affected by many factors, some of which are out of our control, including:

     o the level to which the capabilities of our fuel cell product has advanced in performance, time of use, size, weight, cost and other factors that determine consumer acceptance;

     o    the emergence of newer, more competitive technologies and products;

     o improvements to existing technologies, including existing rechargeable battery technology or the chips used in the electronic devices that allow the batteries to operate more efficiently;

     o the future cost of sodium borohydrides, alkalines, glycerol, ethanol, or any other hydrogen-based fuels, the catalysts used in our fuel cell products or other chemicals used for powering our fuel cell products;

     o regulations that affect or limit the use of the components in our fuel cells or our fuel cells in general, including regulations determining the use of our fuel cell products in an airplane cabin or other consumer uses;

     o    consumer perceptions of the safety of our products; and

     o    consumer reluctance to try a new product.

     If a mass market fails to develop or develops more slowly than we anticipate, we may be unable to recover the losses we will have incurred in the development of our products and may never achieve profitability.

WE WILL BE UNABLE TO MARKET OR SELL OUR FUEL CELL PRODUCTS OR PRODUCTS DERIVED FROM ANY OF OUR OTHER TECHNOLOGIES IF WE ARE UNSUCCESSFUL IN ENTERING INTO ARRANGEMENTS, ALLIANCES, JOINT VENTURES OR LICENSING AGREEMENTS WITH THIRD PARTIES.

     As we do not have nor do we intend to develop our own marketing or wide scale manufacturing infrastructure, our ability to market, manufacture and sell our fuel cell technologies or any of our other technologies is wholly dependent on our entry into manufacturing, sales or distributing arrangements, strategic alliances, joint ventures or licensing agreements with third parties possessing such capabilities. We can offer no assurance that we will be successful in entering into such arrangements, alliances, joint ventures or agreements or that the terms of which will be entirely beneficial to us.

PROBLEMS OR DELAYS IN OUR COLLABORATION EFFORTS WITH THIRD PARTIES TO DEVELOP OR MARKET OUR FUEL CELL PRODUCTS COULD HURT OUR REPUTATION AND THE REPUTATION OF OUR PRODUCTS.

     We have entered into agreements with third parties who have agreed to assist us in developing or marketing our fuel cell products or producing and supplying components of our fuel cell products. We are in discussions with other third parties and may enter into similar agreements with such other parties or others in the future, of which we can give no assurances of success. These collaboration agreements contemplate that these third parties will work with our scientists to test various aspects of, or assist in developing components of, our fuel cells. Such tests or development efforts may encounter problems and delays for a number of reasons, including, without limitation, the failure of our technology, the failure of the technology of others, the failure to combine these technologies properly and the failure to maintain and service any test prototypes properly. Many of these potential problems and delays are beyond our control. In addition, collaborative efforts, by their nature, often create problems due to miscommunications and disparate expectations and priorities among the parties involved and may result in unexpected modifications and delays in developing or marketing our fuel cell technologies or impact the cost of making and delivering our fuel cell products. Any such problems or perceived problems with these collaborative efforts could hurt our reputation and the reputation of our products and technologies.

OUR EFFORTS TO PROTECT OUR INTELLECTUAL PROPERTY MAY NOT OFFER SUFFICIENT PROTECTION, WHICH COULD HINDER OUR GROWTH AND SUCCESS.

     We regard our patents, trade secrets, copyrights and similar intellectual property rights as essential to our growth and success. We rely upon a combination of patent, copyright and trademark laws, trade secret protection, confidentiality and non-disclosure agreements and contractual provisions with employees and with third parties to establish and protect our proprietary rights. We own, directly or indirectly through subsidiaries or companies in which we have an interest, patents for certain technologies and are currently applying for additional patents. We can offer no assurance that we will succeed in receiving patent and other proprietary protection in all markets we enter, or, if successful, that such protection will be sufficient. If we successfully develop and market any or all of our technologies, we expect to face efforts by larger companies and other organizations or authorities to undermine our patents by challenging or copying our intellectual property. Moreover, intellectual property rights are not protected in certain parts of the world. We intend to vigorously defend our intellectual property against any challenges that may arise. However, any infringement action initiated by us may be very costly and require the diversion of substantial funds from our operations and may require management to expend efforts that might otherwise be devoted to our operations.

CLAIMS BY THIRD PARTIES THAT OUR TECHNOLOGY INFRINGES UPON THEIR PATENTS MAY, IF SUCCESSFUL, PREVENT US FROM FURTHER DEVELOPING OR SELLING OUR TECHNOLOGIES.

     Although we do not believe our business activities infringe upon the rights of others, nor are we aware of any pending or contemplated actions to such effect, we can give no assurance that our business activities will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against us.

WE MAY NEED ADDITIONAL FUNDING IN ORDER TO BE COMPETITIVE, TO ESTABLISH A STRONGER FINANCIAL POSITION AND TO CONTINUE OUR OPERATIONS.

     Since inception, we have incurred operating losses and have used cash in our operations. We have relied on financing activities, principally the sale of our common stock and, recently, our newly-issued senior convertible notes, to fund our research and development activities and operations. Unless we are able to successfully develop and market our technologies and products, we believe this dependence will continue. We believe we have sufficient funding for our operations through 2006. However, we may need additional funding in order to be competitive, to establish a stronger financial position and to continue our operations. In addition we may need additional funding if cost overruns relating the implementation of our manufacturing lines occur or if we do not generate revenues as we currently contemplate by the end of 2006. We can offer no assurance that we will be able to secure additional funding, or funding on terms acceptable to us, to meet our financial obligations, if necessary, or that a third party will be willing to make such funds available. Our failure to raise additional funds could require us to delay or curtail our marketing and production programs and research and product development efforts. Further, an event of default may occur if we are unable to repay borrowings under our senior convertible notes and/or our revolving credit facility, if we were to borrow funds under that facility. Additionally, our failure to successfully develop or market our fuel cell products or products derived from any of our other technologies may materially adversely affect our ability to raise additional funds. In any event, it is not possible to make any reliable estimate of the funds required to complete the development of any of our other technologies or market and produce our fuel cell products.

CONVERSION OF OUR SENIOR CONVERTIBLE NOTES WILL DILUTE THE OWNERSHIP INTERESTS OF EXISTING STOCKHOLDERS.

     The conversion of some or all of our senior convertible notes will dilute the ownership interests of existing stockholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common stock.

WE HAVE SUBSTANTIAL EXISTING DEBT AND HAVE SIGNIFICANT INTEREST PAYMENT REQUIREMENTS, WHICH COULD ADVERSELY AFFECT OUR ABILITY TO OBTAIN FINANCING.

     In connection with the sale of our senior convertible notes, we incurred $49,000,000 of indebtedness. As a result of this indebtedness, we have for the first time interest payment obligations. The degree of our leverage could adversely affect our ability to obtain financing for working capital, acquisitions or other purposes and could make us more vulnerable to industry downturns and competitive pressures. Our ability to meet our debt service obligations will depend upon our ability to successfully commercialize our fuel cell products or any of our other technologies, and generate revenues upon the sale of our products, which may be subject to financial, business and other factors affecting our operations, many of which are beyond our control.

     Additionally a default under the indenture governing our senior convertible notes could result in an acceleration of our indebtedness and other material adverse effects.

IF WE WERE TO LOSE OUR TECHNICAL TALENT OR MEMBERS OF SENIOR MANAGEMENT AND COULD NOT FIND APPROPRIATE REPLACEMENTS IN A TIMELY MANNER, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

     Our success depends to a significant extent upon Zvi Rehavi, Executive Vice President, Gennadi Finkelshtain General Manager of More Energy, and the other scientists, engineers and technicians that seek out, recognize and develop our technologies, as well as our highly skilled and experienced management, including Robert K. Lifton, our chief executive officer, and Howard Weingrow, our president. The loss of the services of Messrs. Rehavi and Finkelshtain, of any of our other technical talent or of Messrs. Lifton and Weingrow could have a material adverse effect on our ability to develop our fuel cell products into successful commercial products or any of our other technologies into commercial products. We possess key-person life insurance of $245,000 on Mr. Rehavi and $3,000,000 on Mr. Finkelshtain. Although to date we have been successful in recruiting and retaining executive, managerial and technical personnel, we can offer no assurance that we will continue to attract and retain the qualified personnel needed for our business. The failure to attract or retain qualified personnel could have a material adverse effect on our business.

THERE MAY BE ADVERSE EFFECTS ON OUR EARNINGS AND OUR STOCK PRICE DUE TO THE LARGE AMOUNT OF GOODWILL AND INTANGIBLE ASSETS ON OUR CONSOLIDATED BALANCE SHEET.

     At June 30, 2005, our consolidated balance sheet showed approximately $58,205,000 of goodwill. Our goodwill balance of $58,205,000 is subject to a test for impairment at least annually, which could result in a charge to operations in the event impairment of the goodwill balance would be found. We continue to amortize the remaining unamortized balance of our intangible assets of $568,000, with a remaining useful life of approximately 33 months.

RISKS ASSOCIATED WITH CONDUCTING OPERATIONS IN ISRAEL COULD MATERIALLY ADVERSELY AFFECT OUR ABILITY TO COMPLETE THE DEVELOPMENT OF OUR FUEL CELL TECHNOLOGY OR ANY OF OUR OTHER TECHNOLOGIES.

     Our research and development facilities, our pilot manufacturing facility for catalyst and electrodes, as well as some of our executive offices and back-office functions, are located in the State of Israel and our key personnel and their families reside in Israel. We are, therefore, directly affected by the political, economic and military conditions in Israel. Any major hostilities involving Israel or the interruption or curtailment of trade between Israel and any other country, whether due to the Israeli-Palestinian conflict or America's war against terrorism, among others, could have a material adverse effect on our ability to complete the development of any of our fuel cell products, our technologies or our ability to supply our technology to contract manufacturers, development partners, customers or vendors. Furthermore, any interruption or curtailment of trade between Israel and any other country in which we have strategic relationships could similarly adversely affect such relationships. In addition, all male adult permanent residents of Israel under the age of 54, unless exempt, are obligated to perform up to 36 days of military reserve duty annually and are subject to being called to active duty at any time under emergency circumstances. Some of our employees are currently obligated to perform annual reserve duty. We are unable to assess what impact, if any, these factors may have upon our future operations.

     In addition, historically, Israel has suffered from high inflation and the devaluation of its currency, the New Israeli Shekel, or NIS, compared to the U.S. dollar. Future inflation or further devaluations of the NIS may have a negative impact on our NIS-based obligations over time upon substantial price increases caused by inflation.

IT MAY BE DIFFICULT TO SERVE PROCESS ON OR ENFORCE A JUDGMENT AGAINST OUR ISRAELI OFFICERS AND DIRECTORS, MAKING IT DIFFICULT TO BRING A SUCCESSFUL LAWSUIT AGAINST US, OR OUR OFFICERS AND DIRECTORS, INDIVIDUALLY OR IN THE AGGREGATE.

     Service of process upon our directors and officers, many of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, any judgment obtained in the United States against us may not be collectible within the United States to the extent our assets are located outside the United States. This could limit the ability of our stockholders to sue us based upon an alleged breach of duty or other cause of action. We have been informed by our Israeli legal counsel that there is doubt as to the enforceability of civil liabilities under the Securities Act of 1933 and the Securities Exchange Act of 1934 in original actions instituted in Israel. However, subject to limitation, Israeli courts may enforce United States final executory judgments for liquidated amounts in civil matters, obtained after a trial before a court of competent jurisdiction, according to the rules of private international law currently prevailing in Israel, which enforce similar Israeli judgments, provided that:

     o due service of process has been effected and the defendant was given a reasonable opportunity to defend;

     o the obligation imposed by the judgment is executionable according to the laws relating to the enforceability of judgments in Israel, such judgment is not contrary to public policy, security or sovereignty of the State of Israel and such judgment is executionable in the state in which it was given;

     o such judgments were not obtained by fraud and do not conflict with any other valid judgments in the same manner between the same parties; and

     o an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court.

     Foreign judgments enforced by Israeli courts generally will be payable in Israeli currency, which can then be converted into United States dollars and transferred out of Israel. The judgment debtor may also pay in dollars. Judgment creditors must bear the risk of unfavorable exchange rates.

WE INTEND TO RETAIN ALL OF OUR FUTURE EARNINGS, IF ANY, FOR USE IN OUR BUSINESS OPERATIONS AND DO NOT EXPECT TO PAY DIVIDENDS TO OUR STOCKHOLDERS.

     We have not paid any dividends on our common stock to date and do not anticipate declaring any dividends in the foreseeable future. Our board presently intends to retain all earnings, if any, for use in our business operations.

WE CURRENTLY FACE AND WILL CONTINUE TO FACE SIGNIFICANT COMPETITION.

     Our fuel cell product face and will continue to face significant competition. A large number of corporations, national laboratories and universities in the United States, Canada, Europe, Japan and elsewhere are actively engaged in the development and manufacture of power sources, including batteries and fuel cells, both for portable electronic devices and other uses. Each of these competitors has the potential to capture market share in various markets, which would have a material adverse effect on our position in the industry and our financial results.

     We expect competition to intensify greatly as the need for new energy alternatives becomes more apparent and continues to increase. Some of our competitors are well established and have substantially greater managerial, technical, financial, marketing and product development resources. Additionally, companies, government-sponsored laboratories and universities, both large and small, are entering the markets in which we compete. There can also be no assurance that current and future competitors will not be more successful in the markets in which we compete than we have been, or will be in the future. There can be no assurance that we will be successful in such a competitive environment.

WE EXPECT TO BE DEPENDENT ON THIRD PARTY SUPPLIERS FOR THE SUPPLY OF KEY MATERIALS AND COMPONENTS FOR OUR PRODUCTS.

     If and when either we or our contract manufacturers or manufacturing, strategic alliance or joint venture partners commence production of our fuel cells or fuel cell products, of which there can be no assurance, we expect to rely upon third party suppliers to provide requisite materials and components. A supplier's failure to supply materials or components in a timely manner, or to supply materials and components that meet our quality, quantity or cost requirements, or our inability to obtain substitute sources for these materials and components in a timely manner or on terms acceptable to us, could harm our ability to manufacture our fuel cell products or meet our cost target. We or our contract manufacturers, manufacturing, strategic alliance or joint venture partners may be unable to obtain comparable materials or components from alternative suppliers, and that could adversely affect our ability to produce viable fuel cells or significantly raise the cost of producing fuel cells or fuel cell products.

     In addition, platinum is presently a component of the anode electrode in our fuel cell products. Platinum is a scarce natural resource and we are dependent upon a sufficient supply of this commodity at a cost that allows us to meet our cost targets for our fuel cell products. While we do not anticipate significant near or long-term shortages in the supply of platinum, such shortages could adversely affect our ability to produce commercially acceptable fuel cell product or raise our cost of producing our fuel cell products beyond our targeted cost.

                           FORWARD LOOKING STATEMENTS

     Because we want to provide you with meaningful and useful information, this prospectus and the documents this prospectus incorporates by reference contains certain forward-looking statements that reflect our current expectations regarding our future results of operations, performance and achievements. We have tried, wherever possible, to identify these forward-looking statements by using words such as "anticipate," "believe," "estimate," "expect," "plan," "intend" and similar expressions. These statements reflect our current beliefs and are based on information currently available to us. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, including the factors set forth above under the heading "Risk Factors," which could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, any of these statements. You should not place undue reliance on any forward-looking statements. Except as otherwise required by federal securities laws, we undertake no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this prospectus or any document incorporated in this prospectus by reference or to reflect the occurrence of unanticipated events.

                              SELLING STOCKHOLDERS

     This prospectus relates to our registration, for the account of the selling stockholders indicated below, of an aggregate of 373,543 shares of our common stock. Of such shares, 20,000 shares may be issued upon exercise of outstanding common stock purchase warrants.

     We believe, based on information supplied by the following persons, that the persons named in this table have sole voting and investment power with respect to all shares of common stock which they beneficially own. The last column of this table assumes the sale of all of our shares offered by this prospectus.


                                                                                           SHARES BENEFICIALLY
                                                                       COMMON STOCK        OWNED AFTER OFFERING
                                              NUMBER OF SHARES      OFFERED BY SELLING     --------------------
    NAME OF SELLING STOCKHOLDER              BENEFICIALLY OWNED        STOCKHOLDER         NUMBER       PERCENT
----------------------------------------     ------------------     ------------------     ------       -------


Peking Holdings Ltd.(1)                         185,666                 50,000                135,666      *
Hilltop Holding Company LP (f/k/a Silver        220,000                 220,000                 --        --
Holding Company L.P.)(2)
Pristar Enterprises N.V.(3)                     198,973                 83,543                115,430      *
Power DC(4)                                     35,000(5)               20,000(5)             15,000       *


-------------
*    Less than 1%.

(1) Gordon Kao has investment control over these securities. Mr. Kao disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.
(2) Jack Silver has investment control over these securities. Mr. Silver disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.
(3) Fouad Mt Alghanim has investment control over these securities. Mr. Alghanim disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.
(4) Michelle Rush, our Vice President of Marketing, is the principal of Power DC and has investment control over these securities.
(5) Represents shares underlying warrants. Such warrants were issued pursuant to a consulting agreement between us and Power DC entered into prior to Ms. Rush being appointed to her present position.

     The shares of common stock and shares underlying warrants that were issued to the selling stockholders are being registered in this offering pursuant to registration rights granted to such stockholders. We have agreed to pay all expenses and costs and comply with our obligation to register the selling stockholders' shares of common stock. We have also agreed to indemnify and hold harmless certain of the selling stockholders against certain losses, claims, damages or liabilities, joint or several, arising under the Securities Act of 1933, as amended.

                              PLAN OF DISTRIBUTION

     We are registering the shares on behalf of the selling stockholders, as well as on behalf of their donees, pledgees, transferees or other successors-in-interest, if any, who may sell shares received as gifts, pledges, partnership distributions or other non-sale related transfers. All costs, expenses and fees in connection with the registration of the shares offered hereby will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of the shares will be borne by the selling stockholders.

     Sales of the shares may be effected by the selling stockholders from time to time in one or more types of transactions (which may include block transactions) on The Nasdaq Stock Market, in the over-the-counter market, in negotiated transactions, through put or call option transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at fixed prices, market prices prevailing at the time of sale, prices related to market prices, varying prices determined at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. We have no knowledge that any of the selling stockholders have entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, or that any underwriter or coordinating broker is acting in connection with the proposed sale of the shares by the selling stockholders.

     The selling stockholders may effect such transactions by selling the shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     The selling stockholders and any broker-dealers that act in connection with the sale of the shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify certain of the selling stockholders against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

     Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

     The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

     Sales of any shares of common stock by the selling stockholders may depress the price of the common stock in any market that may develop for the common stock.

     If we are notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of the shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will, if required, file a supplement to this prospectus or a post-effective amendment to the registration statement of which this prospectus is a part under the Securities Act, disclosing:

     o the name of each such selling stockholder and of the participating broker-dealer(s);
     o    the number of shares involved;
     o    the price at which such shares were sold;
     o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;
     o that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and
     o    other facts material to the transaction.

     We will not receive any of the proceeds received by the selling stockholders in connection with any of their sales of our common stock. We will receive an aggregate of $107,000 if the warrants held by Power DC included in this prospectus are exercised in full.

                                  LEGAL MATTERS

     The validity of the shares of our common stock covered by this prospectus has been passed upon for us by Sonnenschein Nath & Rosenthal LLP, New York, New York.

                                     EXPERTS

     The consolidated financial statements of Medis Technologies Ltd. at December 31, 2004 and for each of the two years in the period ended December 31, 2004 appearing in Medis Technologies Ltd.'s Annual Report (Form

10-K) for the year ended December 31, 2004, and Medis Technologies management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Kost Forer Gabbay & Kasierer, A Member of Ernst & Young Global, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements and management's assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

     The 2002 consolidated financial statements of Medis Technologies Ltd. appearing in Medis Technologies' Annual Report (Form 10-K) for the year ended December 31, 2004, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement under the Securities Act for the registration of the common stock offered by this prospectus. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by the rules and regulations of the SEC. For further information with respect to our company and the common stock offered hereby, you should refer to the registration statement. Statements contained in this prospectus as to the contents of any contracts or other document referred to herein are not necessarily complete and, where such contract or other document is an exhibit to the registration statement, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is hereby made.

     The registration statement can be inspected and copied at prescribed rates at the SEC's Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. You may obtain information regarding the Washington, D.C. Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the registration statement is publicly available through the SEC's site on the Internet, located at: http://www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. The documents we are incorporating by reference are as follows:

     o    our Annual Report on Form 10-K for the year ended December 31, 2004;
     o our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2005 and March 31, 2005;
     o    our Current Report on Form 8-K filed with the SEC on January 3, 2005;
     o    our Current Report on Form 8-K filed with the SEC on January 12, 2005;
     o    our Current Report on Form 8-K filed with the SEC on March 18, 2005;
     o    our Current Report on Form 8-K filed with the SEC on March 28, 2005;
     o    our Current Report on Form 8-K filed with the SEC on April 1, 2005;
     o    our Current Report on Form 8-K filed with the SEC on April 26, 2005;
     o    our Current Report on Form 8-K filed with the SEC on April 29, 2005;
     o    our Current Report on Form 8-K filed with the SEC on May 20, 2005;
     o Item 1.01 and Exhibit 99.1 of Item 9.01 of our Current Report on Form 8-K filed with the SEC on May 31, 2005;
     o    our Current Report on Form 8-K filed with the SEC on June 3, 2005;
     o    our Current Report on Form 8-K filed with the SEC on June 7, 2005;
     o    our Current Report on Form 8-K filed with the SEC on June 22, 2005;
     o    our Current Report on Form 8-K filed with the SEC on July 11, 2005;
     o    our Current Report on Form 8-K filed with the SEC on July 22, 2005;
     o    our Current Report on Form 8-K filed with the SEC on July 27, 2005;
     o    our Current Report on Form 8-K filed with the SEC on July 29, 2005;

     o Item 9.01 and Exhibit 99.1 of Item 9.01 of our Current Report filed with the SEC on August 4, 2005;
     o    our Current Report on Form 8-K filed with the SEC on August 8, 2005;
     o our Current Report on Form 8-K filed with the SEC on September 1, 2005;
     o our Current Report on Form 8-K filed with the SEC on September 8, 2005;
     o the definitive proxy statement relating to our 2005 Annual Meeting of Stockholders dated June 10, 2005; and
     o the description of our common stock contained in our registration statement on Form 8-A, including any amendments or reports filed for the purpose of updating that description.

     This prospectus also incorporates by reference any future filings that we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (except for information furnished to the SEC that is not deemed to be "filed" for purposes of the Exchange Act) on or subsequent to the date of this prospectus until all the common stock being offered by this prospectus are sold or until the offering of the common stock is otherwise terminated. "Incorporation by reference" means that we are disclosing important information to you by referring to those documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus is considered to be a part of this prospectus and information that we file with the SEC on or after the date of this prospectus will automatically supplement, update or supercede previously filed information.

     We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents which we incorporate by reference in this prospectus (not including exhibits to such documents unless such exhibits are specifically incorporated by reference to such documents). Requests should be directed to:
Medis Technologies Ltd., 805 Third Avenue, New York, New York 10022; (212) 935-8484.